EXHIBIT 99.1

CONTACT:

Felicia Vonella

Acorda Therapeutics, Inc.

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Presenting New Tozadenant Data at 2017 MDS Congress

Ardsley, NY – June 6, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) is presenting new data from clinical and preclinical studies of tozadenant at the 2017 International Congress of Parkinson’s Disease and Movement Disorders (MDS), being held in Vancouver, British Columbia from June 4-8, 2017. Acorda is developing tozadenant as a daily maintenance therapy to reduce OFF time for people with Parkinson’s taking an oral carbidopa / levodopa regimen. OFF refers to the re-emergence of Parkinson’s symptoms.

“OFF is cited by people with Parkinson’s as one of the most challenging aspects of their disease to manage,” said Burkhard Blank, M.D., Acorda’s Chief Medical Officer. “Tozadenant represents a potential first-in-class treatment for Parkinson’s in the U.S. that is being studied to reduce overall daily OFF time.”

Tozadenant data being presented at the MDS congress include:

•	Associating patient impression of improvement with efficacy endpoints in Parkinson’s disease: A post-hoc analysis of a tozadenant study (abstract #1433)
•	Tozadenant phase 3 study (TOZ-PD) in Parkinson's disease patients with motor fluctuations: baseline characteristics (abstract #1432)
•	Efficacy of tozadenant in animal models of non-motor symptoms of Parkinson's disease (abstract #120)

Acorda expects results from an ongoing tozadenant Phase 3 clinical trial in Q1 2018. In addition, the Company initiated an open-label, long-term safety study in the second quarter of 2017.

About Parkinson’s Disease and OFF

Approximately one million people in the U.S. and 1.2 million Europeans are diagnosed with Parkinson’s disease (PD); OFF periods are experienced by approximately 350,000 in the U.S. and 420,000 in Europe.

Parkinson’s is a progressive neurodegenerative disorder resulting from the gradual loss of certain neurons responsible for producing dopamine. It causes a range of symptoms including impaired movement, muscle stiffness and tremors. As PD progresses, people with Parkinson’s experience OFF periods, which are characterized by the re-emergence of PD symptoms. This re-emergence can occur even when an individual’s treatment regimen has been optimized.

OFF periods can be very disruptive to the lives of people with Parkinson’s, their families and caregivers. OFF periods can increase in frequency and severity during the course of the disease.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg. For more information, please visit the Company’s website at: www.acorda.com.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of Abbreviated New Drug Applications (each, an “ANDA”) to market generic versions of Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including INBRIJA (CVT-301, levodopa inhalation powder), or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market INBRIJA, any other products under development, or the products that we acquired with the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.